Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-224308) of our report dated June 27, 2018, relating to the financial statements of Four Seasons Education (Cayman) Inc., its subsidiaries, variable interest entities and subsidiaries of variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts), appearing in this Annual Report on Form 20-F for the year ended February 28, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

June 27, 2018